================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                              DRUG EMPORIUM, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

                              DRUG EMPORIUM, INC.
                            155 Hidden Ravines Drive
                               Powell, Ohio 43065
                           Telephone:  (614) 548-7080

                               ------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               ------------------

TO THE STOCKHOLDERS:

     The Annual Meeting of Stockholders of Drug Emporium, Inc., a Delaware corporation (the "Company"), will be held at the Company corporate offices at 155 Hidden Ravines Drive, Powell, Ohio, on the 25th day of June, 1997, at 9:00 a.m. Eastern Daylight Savings Time, for the following purposes:

     1. To elect three (3) Class Two directors to the Board of Directors for terms of three (3) years and until their successors are elected and qualified;

     2. To approve and ratify the appointment of Ernst & Young as independent auditors for the fiscal year ending February 28, 1998;

     3. If presented, to consider and vote on a stockholder proposal requesting elimination of election of directors by classes;

     4. If presented, to consider and vote on a stockholder proposal requesting the Board of Directors to engage an investment banker to explore alternatives to enhance the value of the Company; and

     5. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     Only stockholders of record at the close of business on April 28, 1997 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. The stock transfer books will not be closed.

     The Proxy Statement, Proxy and the Annual Report of the Company for the fiscal year ended March 1, 1997 are being mailed with this Notice of Annual Meeting of Stockholders.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ JANE H. LAGUSCH

                                          JANE H. LAGUSCH, Secretary
Powell, Ohio
May 19, 1997

                                   IMPORTANT
PLEASE VOTE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU ATTEND THE ANNUAL MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                         THANK YOU FOR ACTING PROMPTLY

                              DRUG EMPORIUM, INC.
                            155 Hidden Ravines Drive
                               Powell, Ohio 43065
                           Telephone:  (614) 548-7080

                           --------------------------
                                PROXY STATEMENT
                           --------------------------

     The accompanying Proxy is solicited by the Board of Directors of Drug Emporium, Inc. (the "Company"), for use at the Annual Meeting of Stockholders to be held on June 25, 1997, at 9:00 a.m. Eastern Daylight Savings Time, at the Company's corporate offices at 155 Hidden Ravines Drive, Powell, Ohio, or at any adjournments thereof. When the Proxy is properly executed and returned to the Company, the shares it represents will be voted at the Annual Meeting in accordance with the directions noted thereon or, if no direction is indicated, such shares will be voted in favor of proposals 1, 2 and 5 and against proposals 3 and 4 as set forth in the Notice of Annual Meeting of Stockholders attached hereto. Any stockholder may revoke his or her Proxy at any time before it is voted by executing and delivering a later Proxy or notice of revocation to the Secretary of the Company at the Company's principal office, or by giving notice of revocation or voting in person at the Annual Meeting.

     Only stockholders of record at the close of business on April 28, 1997 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

     The Company has outstanding only common stock (the "Common Stock"), of which 13,153,485 shares were issued and outstanding at the close of business on April 28, 1997. Each outstanding share of Common Stock is entitled to one vote.

     This Proxy Statement, together with the Notice of Annual Meeting of Stockholders, Proxy and Annual Report of the Company was first mailed to stockholders on or about May 19, 1997. Stockholders are referred to the Annual Report for financial and other information concerning the activities of the Company. The Annual Report is not incorporated by reference into this Proxy Statement and is not deemed a part hereof.

                             ELECTION OF DIRECTORS

GENERAL

     The Bylaws of the Company provide for a Board of Directors composed of three to fifteen directors, with a nine member board unless otherwise fixed by the directors. The term of office of each Class Two director will expire on the day of the Annual Meeting upon election of his successor.

     The Restated Certificate of Incorporation of the Company designates three classes of directors, with each class serving a term of three years. Three persons will stand for election at this Annual Meeting as Class Two directors:
Macy T. Block, Thomas D. Igoe and David L. Kriegel. Directors are elected by a plurality of the votes cast at the meeting; the three individuals who receive the largest number of votes cast will be elected as directors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED HEREIN.

     Unless otherwise directed, the proxyholders will vote the Proxies received by them FOR the election of the nominees set forth in the table below for terms of three years, and until their successors are duly elected and qualified. Although the Board of Directors has no reason to believe that any of the nominees will decline or be unavailable to serve as a director, should that occur before the Annual Meeting, the Proxies will be voted by the proxyholders for such other person or persons as may be designated by the present Board of Directors unless the Board of Directors in its discretion adopts a resolution reducing the number of directors.

INFORMATION REGARDING NOMINEES AND CONTINUING DIRECTORS

     The following information was supplied to the Company by the listed nominees and continuing directors of the Company and is current as of April 28, 1997. The Common Stock ownership information includes current stockholdings plus shares which the listed individuals have the right to acquire within 60 days of April 28, 1997.

                                    NOMINEES

                                                                   FIRST YEAR     COMMON STOCK
                                                                    ELECTED       BENEFICIALLY     PERCENT
          NAME            AGE         PRINCIPAL OCCUPATION          DIRECTOR         OWNED         OF CLASS
-------------------------------- ------------------------------    ----------     ------------     --------
CLASS TWO:
  TERM EXPIRES 2000:
Macy T. Block             71     President of M.T.B. Corp.            1994            426,700         3.2%
Thomas D. Igoe            65     Consultant and former Sr. Vice       1996              2,000           *
                                   President, Corporate
                                   Banking, Bank One, Columbus,
                                   NA
David L. Kriegel          51     Chairman, President and Chief        1983          1,529,549(1)     11.2%
                                   Executive Officer of the
                                   Company

                              CONTINUING DIRECTORS

                                                                   FIRST YEAR     COMMON STOCK
                                                                    ELECTED       BENEFICIALLY     PERCENT
          NAME            AGE         PRINCIPAL OCCUPATION          DIRECTOR         OWNED         OF CLASS
-------------------------------- ------------------------------    ----------     ------------     --------
CLASS THREE:
  TERM EXPIRES 1998:
Robert S. Meeder, Sr.     68     Chairman of Muirfield                 (2)             22,000           *
                                   Investors, Inc.
Robert Spiegel            60     Private Investor and                  (3)              1,000           *
                                   Consultant
William L. Sweet, Jr.     48     Partner; Beckman, Lawson,            1993             20,000           *
                                   Sandler, Snyder & Federoff

CLASS ONE:
  TERM EXPIRES 1999:
Walter E. Sinterman       78     President of Sinco, Inc.             1983            598,103(4)      4.5%
V.J. Wiechart             70     Chairman and Chief Executive         1993             14,000(5)        *
                                   Officer of Wiechart
                                   Pharmacy, Inc.
Wesley C. Wright          50     President, Wright                     (6)                  0           *
                                   Management Consultants

---------------

  * Less than 1%

(1) The number of shares beneficially owned by Mr. Kriegel includes 246,660 shares held by Kriegel Holding Company, Inc., 22,000 shares held by Mr. Kriegel's wife, 900 shares owned by Mr. Kriegel's son and 519,849 shares which are the subject of options exercisable within 60 days.

(2) Mr. Meeder was a director of the Company from 1983 to 1988 and was appointed by the Board of Directors on April 28, 1993 to fill a vacancy in Class Three.

(3) Mr. Spiegel was a director of the Company from 1984 to 1992 and was appointed by the Board of Directors on September 14, 1995 to fill a vacancy in Class Three.

(4) The number of shares beneficially owned by Mr. Sinterman includes 312,610 shares owned by his wife and 1,629 shares that would result upon conversion of $25,000 in principal amount of the Company's Debentures.

(5) The number of shares beneficially owned by Mr. Wiechart includes 1,000 shares owned by his wife.

(6) Mr. Wright was elected to the Board on April 16, 1997 to fill a vacancy created by the death of John B. Gerlach.

                               ------------------

MACY T. BLOCK

     Mr. Block is the President of MTB Corp., a privately held company dealing in real estate. Prior to his retirement in August of 1995 Mr. Block was the Chairman and Chief Executive Officer of Sun Television and Appliances, Inc.

THOMAS D. IGOE

     Mr. Igoe was Senior Vice President, Corporate Banking, of Bank One, Columbus, N.A. through December 31, 1996 and is currently a consultant.

DAVID L. KRIEGEL

     Since December, 1992, Mr. Kriegel has been the Chairman and Chief Executive Officer of the Company and since June of 1994 has been Chairman, Chief Executive Officer and President of the Company. Mr. Kriegel is Chairman and Chief Executive Officer of Kriegel Holding Company, Inc., a privately owned corporation dealing with real estate and distribution. Until January, 1993, Mr. Kriegel was Vice President of Cardinal Health, a division of Cardinal Distribution, Inc., a publicly owned company. Mr. Kriegel is a director of Bank One, Lima N.A.

ROBERT S. MEEDER, SR.

     Mr. Meeder is Chairman of Muirfield Investors, Inc. and Chairman of its operating subsidiaries: R. Meeder & Associates, Inc., Meeder Advisory Services, Mutual Fund Services Company and OMOCO, Inc. Mr. Meeder is also President and a trustee of the Flex and Flex Partners Funds, registered investment companies sponsored by R. Meeder & Associates, Inc.

ROBERT SPIEGEL

     Since 1980 Mr. Spiegel has been a private investor and consultant. From 1989 through May of 1995, Mr. Spiegel was Chairman, President, Chief Executive Officer and a director of RJR Drug Distributors, Inc., the Louisville, Kentucky area franchise of Drug Emporium, Inc. Mr. Spiegel is a director of Graham Field Health Products, Inc. and Hoenig Group, Inc., all publicly owned companies.

WILLIAM L. SWEET, JR.

     Mr. Sweet is an attorney and partner in the law firm of Beckman, Lawson, Sandler, Snyder & Federoff in Fort Wayne, Indiana. Prior to 1995 Mr. Sweet was an attorney and partner in the law firm of Barrett & McNagny in Fort Wayne, Indiana.

WALTER E. SINTERMAN

     Mr. Sinterman is a private investor and President of Sinco, Inc., a consulting company.

V.J. WIECHART

     Mr. Wiechart is Chairman and Chief Executive Officer of Wiechart Pharmacy, Inc. and Chairman and Chief Executive Officer of Lima Medical Supply, Inc.

WESLEY C. WRIGHT

     Beginning in 1996 Mr. Wright has been President of Wright Management Consultants. Prior to 1996 Mr. Wright was associated with Wal-Mart Stores, Inc. for 20 years in various management positions, most recently as Vice President of Store Operations.

MEETINGS AND COMMITTEES OF THE BOARD; DIRECTOR FEES AND PAYMENTS

     The Board of Directors, pursuant to its powers, has designated a Compensation Committee (which also serves as the Stock Option Committee), an Audit Committee, an Executive Committee and a Nominating Committee. The Board of Directors held four regularly scheduled meetings and took one action in writing without a meeting during the year ended March 1, 1997. Each member of the Board attended at least 75% of the aggregate number of meetings of the Board and the number of meetings held by all committees of the Board on which he served.

     The Compensation Committee is responsible for making recommendations to the Board of Directors regarding salaries and bonuses to be paid to Company executive officers. In addition, the Compensation Committee has responsibility for administering the Company's stock option plans. During the year ended March 1, 1997, this committee held two meetings. Messrs. Igoe, Meeder and Sinterman are presently members of this committee.

     The Audit Committee is responsible for reviewing the plan of audit and scope of the independent auditor's examination, meeting with the independent auditors to review internal controls, reviewing the scope of internal audit procedures and reviewing the annual financial statements and reporting thereon to the Board of Directors. The Audit Committee also makes recommendations to the Board of Directors regarding the selection of the Company's independent auditors. During the year ended March 1, 1997, the committee held one meeting. Messrs. Sweet, Igoe, Spiegel, Sweet and Wright are presently members of this committee.

     The Executive Committee works with management regarding the Company's strategic planning and reviews leases and proposed capital expenditures. Messrs. Igoe, Kriegel and Meeder are presently members of this committee. The committee held no meetings during the last fiscal year.

     The Nominating Committee is responsible for reviewing and recommending candidates to stand for election as board members and to recommend candidates to fill board vacancies. Prior to January 25, 1996 the Compensation Committee also served as the Nominating Committee. Messrs. Block, Sinterman and Wiechart are presently members of this committee. The committee held no meetings during the last fiscal year.

     Directors who are not Company officers are paid a fee of $2,500 per Board meeting attended plus expenses. In addition, such directors receive a fee of $750 for each committee meeting attended.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information with respect to each person known to the Company to be the beneficial owner of more than five percent of the issued and outstanding Common Stock of the Company as of April 28, 1997 and the stock ownership of the executive officers of the Company named in the Summary Compensation Table set forth below. Information regarding stock ownership of nominees and continuing directors is set forth under "Information Regarding Nominees and Continuing Directors." The Common Stock ownership and percentage information includes current shareholdings as of April 28, 1997 (unless otherwise noted) plus shares eligible for purchase within 60 days pursuant to exercisable stock options and shares available upon conversion of the Company's Debentures.

                                                                    PERCENT OF
          NAME AND ADDRESS OF                NUMBER OF SHARES      OUTSTANDING
            BENEFICIAL OWNER                BENEFICIALLY OWNED     COMMON STOCK
----------------------------------------    ------------------     ------------

David L. Kriegel........................         1,529,549(1)          11.2%
  155 Hidden Ravines Drive
  Powell, OH 43065

John B. Gerlach Trust...................         1,248,000              9.4%
  37 West Broad Street
  Columbus, OH 43215

Pioneering Management Corporation.......         1,134,400(2)           8.6%
  60 State Street
  Boston, Massachusetts 02109

U.S. Bancorp............................         1,221,200(3)           9.2%
  111 S. W. Fifth Avenue
  Portland, Oregon 97208

A. Joel Arnold..........................            12,500(4)             *

Timothy S. McCord.......................             7,614(5)             *

Continuing directors, nominees
  and executive officers as
  a group (11 persons)..................         2,633,466(6)          19.2%

---------------

  * Less than one percent.

(1) The number of shares owned by Mr. Kriegel includes 246,660 shares held by the Kriegel Holding Company, Inc., 22,000 shares held by Mr. Kriegel's wife, 900 shares owned by Mr. Kriegel's son and 519,849 shares subject to options exercisable within 60 days.

(2) Based on a Schedule 13G dated January 22, 1997, filed by Pioneering Management Corporation reporting 1,134,400 shares held.

(3) Based on a Schedule 13G dated February 11, 1997 filed by U.S. Bancorp reporting 647,600 shares held by the trust group of United States National Bank of Oregon ("Bank"), a subsidiary and 573,600 shares beneficially owned by Qualivest Capital Management, Inc. a subsidiary of the Bank, acting as investment advisor for The Qualivest Fund, a registered investment company.

(4) The number of shares owned by Mr. Arnold includes 12,500 shares subject to options exercisable in 60 days.

(5) The number of shares owned by Mr. McCord includes 5,000 shares which are subject to options exercisable within 60 days.

(6) The number of shares beneficially owned by all directors, nominees and executive officers as a group includes 537,349 shares subject to options exercisable within 60 days, and 1,629 shares that would result upon conversion of $25,000 in principal amount of the Company's Debentures.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers and persons who own more than ten percent of a registered class of the Company's equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended March 1, 1997 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with; except that one report was filed late by Mr. Kriegel.

                             EXECUTIVE COMPENSATION

REMUNERATION OF EXECUTIVE OFFICERS

     The following table sets forth as to the Chief Executive Officer and the most highly compensated executive officers of the Company whose annual salary and bonus exceeded $100,000 for the last fiscal year information concerning all forms of compensation paid or payable by the Company for services in all capacities for the fiscal years indicated:

                           SUMMARY COMPENSATION TABLE

                                                                         LONG TERM
                                                                    COMPENSATION AWARDS
                                                                    -------------------
                                         ANNUAL COMPENSATION            SECURITIES
   NAME AND PRINCIPAL                 -------------------------         UNDERLYING
        POSITION             YEAR     SALARY($)      BONUS($)         OPTIONS/SARS(#)
-------------------------    -----    ---------     -----------     -------------------
David L. Kriegel             1997      350,000        132,291(1)(2)        70,000
                             1996      350,000         57,292(2)              -0-
                             1995      275,000         75,000(1)          250,000

A. Joel Arnold (3)           1997      176,212         35,000(1)           10,000
                             1996      162,024            -0-                 -0-

Timothy S. McCord            1997      115,796         35,000(1)           25,000
                             1996      107,221            -0-               5,000
                             1995       91,346         20,000                 -0-

---------------

(1) A bonus program in which executive officers may participate requires each executive officer to submit management objectives which he or she intends to fulfill during the fiscal year. The objectives are reviewed, revised and approved by the Chief Executive Officer, and by the Compensation Committee in the case of the Chief Executive Officer. Bonuses are subjectively determined based on amounts available and evaluation of performance based upon the agreed upon management objectives. The maximum bonus achievable is 50% of base compensation. Participation of Company executive officers in the bonus plan is at the discretion of the Compensation Committee and the Chief Executive Officer. The table reflects bonus amounts for fiscal 1996 paid in fiscal 1997. The Compensation Committee has decided there will not be any bonuses for executive officers for fiscal 1997.

(2) The Board of Directors approved a payment of $171,875 to be made in equal installments over three years beginning March 1, 1995 to compensate Mr. Kriegel for a stock option pricing discrepancy.

(3) Mr. Arnold became an officer of the Company on April 20, 1995.

STOCK OPTIONS

     The table below sets forth information concerning individual grants of stock options during the last fiscal year to the individuals named in the Summary Compensation Table.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR


                                                                                                          GRANT DATE
                                                                                                            PRESENT
                                         INDIVIDUAL GRANTS                                                VALUE($)(2)
----------------------------------------------------------------------------------------------------     --------------
                               NUMBER OF          % OF TOTAL
                               SECURITIES        OPTIONS/SARS
                               UNDERLYING         GRANTED TO
                              OPTIONS/SARS       EMPLOYEES IN      EXERCISE BASE        EXPIRATION
          NAME               GRANTED(#)(1)       FISCAL YEAR        PRICE($/SH)            DATE
-------------------------    --------------     --------------     --------------     --------------
David L. Kriegel.........        70,000                56%              4.5793           6/25/2001           156,800
A. Joel Arnold...........        10,000                 8%              4.1563           6/25/2006            20,300
Timothy S. McCord........        25,000                20%              4.1563           6/25/2006            50,750

---------------

(1) The options are qualified stock options and are 28% vested for Mr. Kriegel have not yet vested for Messrs. Arnold and McCord.

(2) Grant date present value is determined using the Black-Scholes Model. The Black-Scholes option pricing model relies on several key assumptions to estimate the present value of options, including the volatility of and dividend yield on the security underlying the option, the risk free rate of return on the date of grant and the term of the option. In the table, a factor of 46% has been assigned to the volatility of the Company's Common Stock (based on quarterly stock closing prices beginning August 31, 1988, the risk free rate of return has been fixed at 6.50% for the grant, no dividend yield, and the exercise of the option at June 24, 2001, the date the options are completely vested. Consequently, the grant date present value set forth in the table is only theoretical value and may not accurately determine present value. The actual value, if any, the optionee will realize will depend upon the excess of the market value of the Common Stock over the exercise price on the date the option is exercised.

STOCK OPTION VALUES AND EXERCISES

     The following table provides information regarding the fiscal year end value of unexercised options for the individuals named in the Summary Compensation Table. No stock options were exercised by the named executive officers during the 1996 fiscal year.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR END OPTION/SAR VALUES

                              NUMBER OF SECURITIES UNDERLYING      VALUE OF UNEXERCISED IN-THE- MONEY
                             UNEXERCISED OPTIONS/SARS FOR YEAR             OPTIONS/SARS FOR
                                          END (#)                            YEAR END ($)
                             ---------------------------------     ---------------------------------
          NAME                EXERCISABLE       UNEXERCISABLE       EXERCISABLE       UNEXERCISABLE
-------------------------    --------------     --------------     --------------     --------------
David L. Kriegel.........        519,849            50,151          468,919             39,906
A. Joel Arnold...........         12,500            22,500            7,032             19,219
Timothy S. McCord........          5,000            30,000            1,018             31,483

EMPLOYMENT AGREEMENTS

     The Company entered into an Employment Agreement with David L. Kriegel dated as of March 11, 1993, and amended on April 21, 1994, September 25, 1996 and April 16, 1997. Pursuant to the terms of this agreement, Mr. Kriegel has agreed to perform the duties of Chief Executive Officer for an annual minimum salary of $275,000 with an annual bonus in an amount up to 100% of salary as determined by the Board of Directors. Mr. Kriegel has also received nonqualified stock options to purchase 500,000 shares of Company Common Stock exercisable until April 30, 1998 or 90 days following termination of his employment, whichever occurs first. Mr. Kriegel is also entitled to such employee benefits as are available for senior members of management. The employment agreement may be terminated at any time by the Board of Directors and may be terminated by Mr. Kriegel upon 60 days' notice. The Agreement provides that if Mr. Kriegel is terminated without cause, as defined in the agreement, or if he dies or is permanently disabled, his salary will be continued for one year. On April 16, 1997, Mr. Kriegel's salary for fiscal 1998 was set at $350,000.

     Pursuant to an amendment to Mr. Kriegel's Agreement and Employment Security Agreements with Mr. Arnold and Mr. McCord dated September 25, 1996, each of the officers is entitled to certain payments in the event of a "change of control." A change of control means either the ownership of 50% of the Company Common Stock by a person or group of persons not Directors of the Company as of the date of the Agreement, or the occurrence of both (i) the ownership of 20% of the Company Common Stock by a person or group of persons not Directors of the Company as of the date of the Agreement; and (ii) a majority of the persons acting as Directors at the date of the Agreement or their designees no longer constituting a majority of the Board.

     The payments due to the officers upon a change of control and the officers leaving the employ of the Company, other than for cause, are cash payments equal to the past two years' (three years for Mr. Kriegel) salary and bonus, 24 months (36 months for Mr. Kriegel) continuation of employee benefits and additional retirement benefits computed as though the officer were an employee for two additional years (three years for Mr. Kriegel.) However, in no event can the aggregate present value of the payments exceed an amount equal to three times the aggregate present value of an officer's base amount, calculated in accordance with sec.280G of the Internal Revenue Code, multiplied by 99%.

     Mr. Kriegel's rights to payment in the event of a change of control continue for one year after such event; Messrs. McCord and Arnold's rights continue for two years after such event. The right to payment for Messrs. McCord and Arnold will terminate upon their death, permanent disability, termination for cause, or voluntary resignation and the right to payment for Mr. Kriegel terminates upon his death, permanent disability, voluntary resignation, or his termination as Chairman and Chief Executive Officer of the Company by the Board of Directors.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The compensation program for the executive officers of the Company is the responsibility of the Compensation Committee composed of three members of the Board of Directors: Messrs. Igoe, Meeder and Sinterman. Compensation for executive officers is recommended by the Chief Executive Officer and reviewed by the Compensation Committee, which passes its recommendations to the full Board of Directors for approval. The Chief Executive Officer's compensation is determined by the Compensation Committee based in part on his Employment Agreement, which provides for a base salary of $275,000.

     The Company's primary objective in the area of compensation is to provide a compensation program that will attract, retain, motivate and reward executives with the experience and capabilities of providing outstanding leadership to the Company's employees and excellent returns for the Company's stockholders. The key components of the compensation program, which are evaluated annually, include base salary, bonus opportunities and longer term equity incentives such as stock options. The Company believes its compensation package provides incentives for causing both short term and long term improvement in the Company's earnings, cash flow and net return on equity. The Committee currently does not believe that the tax laws relating to deductibility of executive compensation in excess of $1,000,000 will have a material impact on the existing executive compensation. The Committee will consider the necessity and desirability of qualifying the Company's compensation plans under the new law when the Committee believes the new law would affect deductibility of executive compensation.

     In determining annual compensation, the same standards are applied to the Chief Executive Officer as to the other executive officers. Salaries are determined by evaluating the scope of responsibilities of the executive's position, experience, recent past performance, length of service, contribution to corporate performance and the development and execution of business strategies. There are no specific defined targets or other criteria which tie corporate performance to executive compensation. Compensation is subjectively measured by individual qualitative measures, with no specific weight given to any particular factor. Meaningful differences in individual performance and contribution to long-term stockholder value are recognized. The salary and cash bonus components are intended to reward short term or long term improvements in the Company's performance attributable to the recent efforts of the officer. Equity based compensation is intended to provide a long-term link between executive performance with a view toward maximization of long term stockholder value and rewards provided to the executives.

     For the fiscal year ending March 1, 1997, Mr. Kriegel's salary was continued at $350,000 because his performance met expectations. Mr. Kriegel also was awarded a bonus of $75,000 for fiscal 1996 which was paid in fiscal 1997 pursuant to the bonus program based on the criteria established for such program as discussed in the footnotes to the Summary Compensation Table. The Compensation Committee decided that there would not be any bonuses paid to executive officers for fiscal 1997. While the Compensation Committee did not take into consideration compensation paid to executives in peer group retail companies in determining compensation for the Company's executive officers, the Committee notes that the Company's executive officers are generally compensated below the levels paid to peer group executives.

     The Compensation Committee approved the amendment to Mr. Kriegel's Employment Agreement and the Employment Security Agreements for Messrs. Arnold, McCord and one other executive officer in order to help assure management continuity and stability in the current drug store chain environment of acquisition and consolidations.

     The Committee will continue to review the elements of the Company's executive compensation program to ensure that the total program, and each element thereof, meets the Company's business objectives and philosophy.

                                          Respectfully submitted,
                                          COMPENSATION COMMITTEE

                                          Thomas D. Igoe
                                          Robert S. Meeder, Sr.
                                          Walter E. Sinterman

                  COMPARISON OF CUMULATIVE STOCKHOLDER RETURN

     The following graph compares the yearly percentage change in the cumulative stockholder return on the Company's Common Stock since February 28, 1992 as measured against the Center for Research in Securities Prices Total Return Index for the Nasdaq Retail Trade Stock Index and with an index of peer companies. The Company has selected as its index of peer companies the NACDS Peer Group Index of publicly-held chain drug companies. This industry peer group consists of the Company and the following other chain drug companies: Arbor Drugs, Inc., Genovese Drug Stores, Inc., Longs Drug Stores, Revco D.S., Inc., Rite Aid Corporation and Walgreen Co. Big B Inc. was deleted from the peer group used in the prior year as a result of being purchased by Revco D.S. Inc. and Fay's Incorporated was deleted from the peer group used in the prior year as a result of being purchased by Thrift Drug, Inc. The comparison of total return (change in year end stock price plus reinvested dividends) for each of the years assumes that $100 was invested on February 28, 1992 in each of the Company, the Nasdaq Retail Trade Stocks Index, and the Peer Group Index.

     The graph displayed below is presented in accordance with the requirements of the Securities and Exchange Commission. Stockholders are cautioned against drawing any conclusions from the data contained therein, as past results are not necessarily indicative of future performance. This graph in no way reflects the Company's forecast of future financial performance.

        Measurement Period
      (Fiscal Year Covered)            Nasdaq Retail        NACDS PEER         Drug Emporium
1992                                               100                 100                 100
1993                                                84                 104                  49
1994                                                93                 113                  67
1995                                                86                 133                  49
1996                                               101                 186                  44
1997                                               113                 249                  66

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The stockholders are asked to approve and ratify the Board of Directors' reappointment of Ernst & Young as the independent auditors of the Company for the purpose of auditing and reporting upon the financial statements of the Company for the fiscal year ending February 28, 1998. Representatives of the firm of Ernst & Young are expected to be present at the Annual Meeting. At such time, the representatives will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

     An affirmative vote of the holders of a majority of shares of Common Stock present or represented and entitled to vote at the Annual Meeting is required for approval. THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE IN FAVOR OF THE APPROVAL AND RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS INDEPENDENT AUDITORS OF THE COMPANY. If the resolution is not adopted, the Board will consider the selection of another public accounting firm for fiscal 1998 and future years.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The law firm in which William L. Sweet, Jr., a director of the Company, was a partner during fiscal 1997 supplied legal services to the Company during that period.

                             STOCKHOLDER PROPOSALS

     Proponents have stated they intend to have the following proposals presented at the Annual Meeting. The proposals and supporting statements are quoted below. Approval of a Stockholder Proposal, which requires approval by the holders of a majority of the Common Stock, present or represented and entitled to vote at the Annual Meeting, serves only as a recommendation to the Board of Directors to take the necessary steps to initiate such action as called for. The Board of Directors has concluded it cannot support these proposals for the reasons given.

                           FIRST STOCKHOLDER PROPOSAL

     Mr. William Steiner, the beneficial owner of 1400 shares of the Company's Common Stock, having an address of 4 Radcliff Drive, Great Neck, NY 11024, has given notice that he intends to propose the following resolution at the Annual Meeting. The proposed resolution and supporting statement for which the Board of Directors and the Company accept no responsibility, are as follows:

          "RESOLVED, that the stockholders of the Company request that the Board of Directors take the necessary steps, in accordance with state law, to declassify the Board of Directors so that all directors are elected annually, such declassification to be effected in a manner that does not affect the unexpired terms of directors previously elected."

                              SUPPORTING STATEMENT

     The election of directors is the primary avenue for stockholders to influence corporate governance policies and to hold management accountable for implementation of those policies. I believe that the classification of the Board of Directors, which results in only a portion of the Board being elected annually, is not in the best interests of the Company and its stockholders.

     The Board of Directors of the Company is divided into three classes serving staggered three year terms. I believe that a Company's classified Board of Directors maintains the incumbency of the current Board and therefore of current management, which in turn limits management's accountability to shareholders.

     The elimination of the Company's classified board would require each new director to stand for election annually and allow the stockholders an opportunity to register their views on the performance of the Board collectively and each director individually. I believe that this is one of the best methods available to the stockholder to insure that the Company will be managed in a manner that is in the best interests of the stockholders.

     A classified board might also be seen as an impediment to a potential takeover of the Company's stock at a premium price. With the inability to replace the majority of the Board at one annual meeting, an outside suitor might be reluctant to make an offer in the first place.

     I am a founding member of the Investors Rights Association of America and I believe that the concerns expressed by companies with classified boards that the annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by stockholders, are unfounded. In my view, in the unlikely event that the stockholders vote to replace all directors, this decision would express stockholder dissatisfaction with the incumbent directors and reflect the need for change.

I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

     The Board of Directors believes a classified Board of Directors is in the best interests of the stockholders and should be maintained.

     A classified Board, which divides the Board approximately in thirds and provides for three year terms, has several advantages over annual elections of all directions. At all times, a majority of the Board will have experience and familiarity with the business and issues of the Company. This allows a consistent and informed decision-making process on both a short term and a long term basis.

     The Board also believes that the inability of hostile suitor to remove a majority of the Board in less than two years increases the Board's ability to negotiate in the best interests of the stockholders and to carefully analyze any proposal, solicit additional proposals or take other appropriate steps.

     The Directors of the Company are fully accountable to serve the stockholders whether their term of office is one year or three and a vote of stockholders rejecting the Company's nominees for one class of Directors is an expression of the stockholders' view of performance which would not be ignored by the remaining Directors.

     Under the corporate law of the State of Delaware, the state in which the Corporation is incorporated, declassification of the Board of Directors can be effected only by the Board authorizing an amendment to the Company's Restated Certificate of Incorporation and directing that the amendment be submitted to a vote of the Company's stockholders. With respect to such vote by the Company's stockholders, the affirmative vote of 80% of all outstanding shares is required under the Company's Restated Certificate of Incorporation for approval of such amendment. Therefore, the adoption of this proposal would not in itself reinstate the annual election of directors, but would only amount to an advisory recommendation to the Board that it take steps to initiate such an amendment.

     Your Board of Directors urges that stockholders vote AGAINST this stockholder proposal. Unless otherwise specified by the stockholder, the Board intends the accompanying proxy to be voted against this resolution.

                          SECOND STOCKHOLDER PROPOSAL

     Dr. Charles Miller, the beneficial owner of 850 shares of the Company's Common Stock, having an address of 23 Park Circle, Great Neck, NY 11024, has given notice that he intends to propose the following resolution at the Annual Meeting. The proposal resolution and supporting statement for which the Board of Directors and the Company accept no responsibility, are as follows:

          "RESOLVED, that the shareholders of the Company recommend and deem it desirable and in their best interest that the Board of Directors immediately engage the services of a nationally recognized investment banker to explore all alternatives to enhance the value of the Company. These alternatives should include, but not be limited to, the possible sale, merger or other transaction involving the Company."

                              SUPPORTING STATEMENT

     In support of the above resolution, the proponent believes that in view of the unacceptable performance of the Company over the past five years, the deplorable stock price, and in my opinion, ineffective management, the Board of Directors should take immediate action to engage the services of an investment banker to explore all alternatives to enhance the value of the Company.

     I am a co-founder of the Investors Rights Association of America and it is my opinion that the value of the Company can be enhanced if the above resolution is carried out and the shareholders would at long last be able to salvage meaningful monetary rewards for their patience and long suffering.

     Nell Minow, a highly acclaimed corporate governance specialist, and principal of the LENS Fund, which specializes in increasing the value of under-performing companies, has stated:

          "Companies can only justify asking investors to take the risk of investing in equities by delivering a competitive rate of return on the invested capital. When a company's management and board cannot meet that goal, they owe it to their investors to submit themselves to an independent evaluation by an outside firm, to insure that all options are objectively evaluated.

          If a company's performance lags over a sustained period, it is time for the shareholders to send a message of no confidence to the board, reminding them that they have to hold management -- and themselves -- to a higher standard."

I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

     The Board of Directors is committed to maximizing stockholder value and has maintained relationships with nationally recognized investment banking firms. The Board, because of its significant stock ownership and only one management director, also believes its interest in maximizing stockholder value is consistent with the stockholders'. The Board is aware of the consolidations and acquisitions occurring in the Company's industry and is prepared to react and obtain the guidance of investment bankers if an opportunity presents itself, which the Board believes will maximize stockholder value.

     The board does not believe that there is currently any value to stockholders in initiating the expensive and potentially disruptive process of engaging an investment banker for the purpose set forth in this proposal.

     Your Board of Directors urges that stockholders vote AGAINST this stockholder proposal. Unless otherwise specified by the stockholder, the Board intends the accompanying proxy to be voted against this resolution.

             SUBMISSION OF STOCKHOLDERS' PROPOSALS AND NOMINATIONS

     Stockholders intending to bring any business before an Annual Meeting of Stockholders of the Company, including nominations of persons for election as directors, must give written notice to the Board of Directors of the business to be presented. The notice must be delivered within the time periods specified in the Company's Bylaws. A copy of the Bylaws may be obtained by writing to the Secretary of the Company.

     Proposals of stockholders that are intended to be included in the Company's proxy materials for the 1998 Annual Meeting of Stockholders pursuant to the Securities and Exchange Commission's stockholder proposal rule must be received at the Company's executive offices not later than January 20, 1998.

                       VOTING AND SOLICITATION OF PROXIES

     The presence, in person or by proxy, of the holders of a majority of shares of Company Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

     The persons named in the Proxy, which is solicited by management, will vote all properly executed Proxies. If a stockholder specifies on such Proxy a choice with respect to a proposal to be acted upon, the Proxy will be voted in accordance with such specification. Where no choice is specified, the Proxy will be voted in favor of proposals 1, 2 and 5 and against proposals 3 and 4. In accordance with Delaware law, a stockholder entitled to vote for the election of directors can withhold authority to vote for certain nominees for directors. The shares represented by any Proxy which directs abstention on any proposal will not be voted on such proposal, but will be included in calculating the shares represented by proxy at the Annual Meeting. Broker non-votes on the proposals are treated as shares as to which voting power has been withheld by the beneficial holders of those shares and, therefore, will be counted for purposes of establishing a quorum, but will not be voted on any proposal.

     The Proxy confers discretionary authority to vote on other matters which may properly come before the meeting or an adjournment thereof, but the Board of Directors does not know of any matter to be brought before the meeting other than the matters referred to in the Notice of Annual Meeting of Stockholders and matters incident thereto. If any matter not set forth in the Notice of Annual Meeting of Stockholders is properly brought before the meeting, the proxyholders will vote thereon in accordance with their best judgment.

     The cost of solicitation of Proxies will be borne by the Company. In addition to solicitation of stockholders by the use of the mails, the Company may request brokers and banks to forward copies of proxy materials to persons for whom they hold Common Stock and to obtain authority for the execution and delivery of Proxies. Several officers and employees of the Company may, to a limited extent, solicit Proxies by personal delivery of material and by telephone, facsimile or mail.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ JANE H. LAGUSCH

                                          JANE H. LAGUSCH, Secretary

                                   DRUG EMPORIUM, INC.

                      PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
                              ANNUAL MEETING OF STOCKHOLDERS

                                      JUNE 25, 1997

              The undersigned hereby appoints Jane H. Lagusch and Timothy S. McCord and each of them, with full power of substitution, as proxies to represent the undersigned at the Annual Meeting of Stockholders of Drug Emporium, Inc. (the "Company") and any adjournments thereof and to vote all shares of common stock the undersigned would be entitled to vote as indicated upon all matters referred to herein and in their discretion upon any other matters which may properly come before the meeting.

            1. ELECTION OF DIRECTORS:

             [ ] FOR all nominees listed below                [ ] WITHHOLD AUTHORITY to vote for all
                 (except as marked to the contrary below)         nominees listed below.

                              Macy T. Block    Thomas D. Igoe    David L. Kriegel



          (INSTRUCTION: To withhold authority to vote for any individual nominee write the nominee's name on the space provided below.)

          ----------------------------------------------------------------------

            2. To approve and ratify the appointment of Ernst & Young as independent auditors for the fiscal year ending February 28, 1998.

                    [ ] For            [ ] Against            [ ] Abstain

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES AND FOR PROPOSAL 2.

            3. Stockholder Proposal requesting elimination of election of directors by class.

            4. Stockholder Proposal requesting the Board of Directors to engage an investment banker to explore alternatives to enhance the value of the Company.

            THE BOARD OF DIRECTORS RECOMMENDS VOTES AGAINST ITEMS 3 AND 4.
                                                     (continued on reverse side)

            5. To take action and vote in their discretion upon such other matters as may properly come before the Annual Meeting or any adjournments thereof.

              THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THE SHARES WILL BE VOTED "FOR" PROPOSALS 1, 2 AND 5 AND "AGAINST" 3 AND 4.

                                                   Dated:                 , 1997
                                                         -----------------


                                                   -----------------------------
                                                   Signed


                                                   -----------------------------
                                                   Signed

                                                    If the shares are issued in
                                                   the names of two or more
                                                   persons, each person should
                                                   sign the Proxy. If the shares
                                                   are issued in the name of a
                                                   corporation or a partnership,
                                                   please sign in the corporate
                                                   name, by president or other
                                                   authorized officer, or in the
                                                   partnership name, by an
                                                   authorized person.

                                                    Please sign exactly as your
                                                   name appears and return this
                                                   Proxy promptly in the
                                                   accompanying postage-paid
                                                   envelope. When signing as an
                                                   Attorney, Executor,
                                                   Administrator, Trustee,
                                                   Guardian or in any other
                                                   representative capacity,
                                                   please give your full title
                                                   as such.

                 PLEASE DATE, SIGN AND MAIL YOUR PROXY PROMPTLY